UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 4, 2015 (January 29, 2015)

THE PROGRESSIVE CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio		44143
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (440) 461-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    At a meeting held on January 29, 2015, the Board of Directors (the “Board”) of The Progressive Corporation (the “Company”) adopted The Progressive Corporation 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”), a copy of which is attached hereto as Exhibit 10.1. The 2015 Equity Incentive Plan remains subject to approval by the Company’s shareholders. If so approved, this new plan would permit the Company to provide equity-based compensation to the Company’s named executive officers and other key employees of the Company, in the following forms:

•	Restricted stock units,

•	Restricted stock,

•	Non-qualified stock options and incentive stock options,

•	Stock appreciation rights, and

•	Dividend equivalents.
The 2015 Equity Incentive Plan would reserve 13 million of our common shares for issuance under the plan. This number would increase by the number of authorized shares (less 100,000) remaining available for grants under The Progressive Corporation 2010 Equity Incentive Plan (the “2010 Plan”) on December 31, 2018, and by any shares covered by equity awards under the 2010 Plan that expire or are forfeited or terminate after that date. The 100,000 shares that will be left in the 2010 Plan are intended to satisfy dividend equivalent rights on awards outstanding under the 2010 Plan on December 31, 2018. All of the foregoing numbers are subject to adjustment for mergers, reorganizations, consolidations, recapitalizations, stock dividends, stock splits, reverse stock splits, spin-offs, stock rights offerings, liquidation and similar transactions. The 2015 Equity Incentive Plan, by its terms, would remain in effect until January 31, 2025.
The 2015 Equity Incentive Plan will be submitted to shareholders for approval at our Annual Meeting of Shareholders in May 2015. Accordingly, our 2015 Proxy Statement will include a detailed summary of this plan.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See exhibit index on page 4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2015
THE PROGRESSIVE CORPORATION

By: /s/ Jeffrey W. Basch
Name: Jeffrey W. Basch
Title: Vice President and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No. Under Reg. S-K Item 601	Form 8-K Exhibit No.	Description
10	10.1	The Progressive Corporation 2015 Equity Incentive Plan